EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS STRONG FIRST QUARTER EARNINGS OF $4.9 MILLION
CREDIT QUALITY STRENGTH SUPPORTS POSITIVE RESULTS

NOVATO, CA, April 22, 2013 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced first quarter 2013 earnings of $4.9 million, compared to $4.7 million in the fourth quarter of 2012, and $4.9 million in the first quarter of 2012. Diluted earnings per share totaled $0.89 in the first quarter, compared to $0.86 in the prior quarter and $0.91 in the same quarter a year ago.

"We continue to deliver solid results, driven by our strong credit quality and proactive portfolio management, which is especially important in this low-interest-rate environment," said Russell A. Colombo, President and Chief Executive Officer. "We remain focused on retaining and building new relationships in this highly competitive market."

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2013:

•
Credit quality improved with non-performing loans at 1.43% of total loans, down from 1.64% last quarter. Net recoveries for the first quarter totaled $3 thousand, compared to charge-offs of $178 thousand in the prior quarter. As a result of the release of specific reserves due to improved collateral values related to the receipt of updated appraisals, net recoveries, and a lower level of non-performing loans, $230 thousand of the provision for loan losses was reversed in the first quarter of 2013.

•
Deposits totaled $1.2 billion at March 31, 2013, compared to $1.3 billion at December 31, 2012 and $1.2 billion at March 31, 2012. Non-interest bearing deposits totaled 39.5% of total deposits at March 31, 2013, compared to 31.1% in the prior quarter and 32.9% a year ago. The increase in non-interest bearing deposits in the first quarter is primarily due to a strategic product change consisting of the discontinuation of interest on one type of consumer account.

•
The total risk-based capital ratio for Bancorp grew to 14.0%, up from 13.7% at December 31, 2012 and 13.6% at March 31, 2012. The risk-based capital ratio continues to be well above regulatory requirements for a well-capitalized institution. Tangible common equity to tangible assets increased to 10.99% at March 31, 2013, up from 10.58% at the end of the prior quarter and 9.85% a year ago.

•
On April 18, 2013, the Board of Directors declared a quarterly cash dividend of $0.18 per share. The cash dividend is payable to shareholders of record at the close of business on May 1, 2013 and will be payable on May 10, 2013.

Loans and Credit Quality

Gross loans totaled $1.1 billion at both March 31, 2013 and December 31, 2012, and totaled $1.0 billion at March 31, 2012. Classified loans continue to trend downward totaling $31.1 million at the end of the first quarter of 2013, compared to $36.9 million at the end of the prior quarter and $55.6 million a year ago. Non-performing loans totaled $15.3 million, or 1.43% of Bancorp's loan portfolio at March 31, 2013, compared to $17.7 million, or 1.64% at December 31, 2012 and $14.4 million, or 1.40% a year ago. The decrease in non-performing loans from the prior quarter primarily relates to a commercial loan that is being paid down gradually as the borrower liquidates collateral, and pay-downs on two commercial real estate loans. Accruing loans past due 30 to 89 days totaled $8.1 million at March 31, 2013, compared to $588 thousand at December 31, 2012 and $1.8 million a year ago. The increase in past due loans in the first quarter of 2013 primarily relates to four loans totaling $7.1 million that are in the process of renewal and/or renegotiation.

As a result of the release of specific reserves due to improved collateral values related to the receipt of updated appraisals, net recoveries, and a lower level of non-performing loans, $230 thousand of the provision for loan losses was reversed in the first quarter of 2013. The provision for loan losses totaled $700 thousand in the prior quarter and zero in the same quarter a year ago. The allowance for loan losses totaled 1.25% of loans at March 31, 2013, compared to 1.27% at December 31, 2012 and 1.31% at March 31, 2012. Net recoveries in the first quarter of 2013 totaled $3 thousand, compared to charge-offs of $178 thousand in the prior quarter and charge-offs of $1.1 million in the first quarter of 2012.

Deposits

Deposits totaled $1.2 billion at March 31, 2013, compared to $1.3 billion at December 31, 2012 and $1.2 billion at March 31, 2012. Non-interest bearing deposits totaled 39.5% of total deposits at March 31, 2013, compared to 31.1% in the prior quarter and 32.9% a year ago. The increase in non-interest bearing deposits in the first quarter is primarily due to a strategic product change consisting of the discontinuation of interest on one type of consumer account. This resulted in a reclassification of the accounts from interest-bearing transaction to non-interest bearing accounts, with the affected balances totaling $87.3 million as of March 31, 2013.

Earnings

Net interest income totaled $14.8 million in the first quarter of 2013 compared to $15.8 million in the prior quarter. The tax-equivalent net interest margin was 4.48% compared to 4.62% for those respective periods. These decreases in the first quarter of 2013 compared to the prior quarter primarily relate to a lower level of gains on pay-offs of purchased credit-impaired ("PCI") loans and a lower level of accretion on PCI loans. In addition, rate concessions and downward repricing on existing loans, as well as new loans yielding lower rates continue to negatively impact the loan yield. The decreases are partially offset by a shift in the mix of interest-earnings assets from lower-yielding interest-bearing due from banks towards higher-yielding loans, as well as a higher level of accretion on non-credit impaired loans.

Net interest income totaled $14.8 million in the first quarter of 2013 compared to $16.2 million in the same quarter last year. The tax-equivalent net interest margin was 4.48% compared to 4.97% for those respective periods. These decreases in the first quarter of 2013 compared to the same quarter last year primarily relate to rate concessions and downward repricing on existing loans, as well as new loans yielding lower rates. In addition, a lower level of accretion on purchased loans and a lower level of gains on pay-offs of PCI loans were recorded in the first quarter of 2013 compared to a year ago. These decreases were partially offset by a shift in the mix of interest-earning assets towards higher-yielding securities, as well as the downward repricing of deposits.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended

	3/31/2013		12/31/2012		3/31/2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$236	7 bps	$423	12 bps	$510	16 bps
Accretion on non-PCI loans	$132	4 bps	$42	1 bps	$203	6 bps
Gains on pay-offs of PCI loans	$320	9 bps	$1,022	29 bps	$522	16 bps

Interest recoveries	$—	—	$182	5 bps	$—	—
Interest reversals	$(2)	—	$(40)	(1 bps)	$(123)	(4 bps)

Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the first quarter of 2013 totaled $2.1 million, an increase of $290 thousand, or 16.0% from the prior quarter, and increased $411 thousand, or 24.2% from the same quarter a year ago. The increase in the first quarter of 2013 compared to the prior quarter and the same quarter a year ago primarily relates to a $223 thousand BOLI death benefit in the first quarter of 2013, as well as higher wealth management and trust services income.

Non-interest expense totaled $9.7 million in the first quarter of 2013, compared to $9.6 million in the prior quarter and $9.8 million in the same quarter a year ago.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than thirteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2013

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	March 31, 2013	December 31, 2012	March 31, 2012
NET INCOME	$4,866	$4,702	$4,940
DILUTED EARNINGS PER COMMON SHARE	$0.89	$0.86	$0.91
RETURN ON AVERAGE ASSETS (ROA)	1.38%	1.28%	1.41%
RETURN ON AVERAGE EQUITY (ROE)	12.76%	12.50%	14.39%
EFFICIENCY RATIO	57.36%	54.42%	54.96%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.48%	4.62%	4.97%
NET (RECOVERIES)/CHARGE-OFFS	$(3)	$178	$1,117
NET CHARGE-OFFS TO AVERAGE LOANS	—%	0.02%	0.11%

AT PERIOD END
TOTAL ASSETS	$1,427,022	$1,434,749	$1,421,284

LOANS:
COMMERCIAL AND INDUSTRIAL	$175,735	$176,431	$176,655
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$196,803	$196,406	$172,354
COMMERCIAL INVESTOR-OWNED	$509,829	$509,006	$451,909
CONSTRUCTION	$32,835	$30,665	$54,640
HOME EQUITY	$90,495	$93,237	$97,830
OTHER RESIDENTIAL	$45,879	$49,432	$57,249
INSTALLMENT AND OTHER CONSUMER LOANS	$20,259	$18,775	$21,570
TOTAL LOANS	$1,071,835	$1,073,952	$1,032,207

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$3,884	$4,893	$2,282
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$5,714	$6,843	$6,529
CONSTRUCTION	$2,239	$2,239	$2,831
HOME EQUITY	$530	$545	$795
OTHER RESIDENTIAL	$1,165	$1,196	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$356	$533	$566
TOTAL NON-PERFORMING LOANS	$15,291	$17,652	$14,406

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$31,141	$36,916	$55,645
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$8,077	$588	$1,801
LOAN LOSS RESERVE TO LOANS	1.25%	1.27%	1.31%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.88	x	0.77	x	0.94	x
NON-PERFORMING LOANS TO TOTAL LOANS	1.43%	1.64%	1.40%
TEXAS RATIO[3]	9.09%	10.69%	9.38%

TOTAL DEPOSITS	$1,231,551	$1,253,289	$1,245,641
LOAN TO DEPOSIT RATIO	87.0%	85.7%	82.9%
STOCKHOLDERS' EQUITY	$156,843	$151,792	$140,021
BOOK VALUE PER SHARE	$28.88	$28.17	$26.18
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.99%	10.58%	9.85%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.5%	13.6%	13.4%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	14.0%	13.7%	13.6%
FULL TIME EQUIVALENT EMPLOYEES	241	238	233

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $10.8 million at both March 31, 2013 and December 31, 2012, and $25.6 million at March 31, 2012. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.0 million, $3.0 million and $4.4 million that were accreting interest at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $3.6 million, $4.5 million and $6.0 million at March 31, 2013, December 31, 2012 and March 31, 2012.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets.
[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at March 31, 2013, December 31, 2012 and March 31, 2012

(in thousands, except share data; March 2013 and March 2012 unaudited)	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and due from banks	$31,364	$28,349	$139,827
Short-term investments	—	—	2,012
Cash and cash equivalents	31,364	28,349	141,839
Investment securities
Held to maturity, at amortized cost	138,978	139,452	73,912
Available for sale (at fair value; amortized cost $139,414, $150,420 and $131,621 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively)	142,653	153,962	134,443
Total investment securities	281,631	293,414	208,355
Loans, net of allowance for loan losses of $13,434, $13,661 and $13,522 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	1,058,401	1,060,291	1,018,685
Bank premises and equipment, net	9,358	9,344	9,183
Interest receivable and other assets	46,268	43,351	43,222
Total assets	$1,427,022	$1,434,749	$1,421,284

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$485,942	$389,722	$409,409
Interest bearing
Transaction accounts	86,124	169,647	153,244
Savings accounts	95,428	93,404	82,151
Money market accounts	417,293	443,742	426,175
CDARS® time accounts	7,448	15,718	31,562
Other time accounts	139,316	141,056	143,100
Total deposits	1,231,551	1,253,289	1,245,641
Federal Home Loan Bank purchases and Federal Home Loan Bank borrowings	23,200	15,000	15,000
Subordinated debenture	—	—	5,000
Interest payable and other liabilities	15,428	14,668	15,622
Total liabilities	1,270,179	1,282,957	1,281,263

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,430,220, 5,389,210 and 5,348,659 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	59,906	58,573	57,254
Retained Earnings	95,059	91,164	81,130
Accumulated other comprehensive income, net	1,878	2,055	1,637
Total stockholders' equity	156,843	151,792	140,021
Total liabilities and stockholders' equity	$1,427,022	$1,434,749	$1,421,284

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2013	December 31, 2012	March 31, 2012
Interest income
Interest and fees on loans	$13,635	$14,634	$15,328
Interest on investment securities
Securities of U.S. Government agencies	625	680	967
Obligations of state and political subdivisions	638	565	387
Corporate debt securities and other	324	353	201
Interest on Federal funds sold and short-term investments	8	66	50
Total interest income	15,230	16,298	16,933
Interest expense
Interest on interest bearing transaction accounts	11	14	44
Interest on savings accounts	8	16	22
Interest on money market accounts	99	145	183
Interest on CDARS® time accounts	5	11	32
Interest on other time accounts	232	241	304
Interest on borrowed funds	79	80	147
Total interest expense	434	507	732
Net interest income	14,796	15,791	16,201
(Reversal of) provision for loan losses	(230)	700	—
Net interest income after provision for loan losses	15,026	15,091	16,201
Non-interest income
Service charges on deposit accounts	521	529	524
Wealth Management and Trust Services	547	513	456
Debit card interchange fees	252	261	234
Merchant interchange fees	205	177	193
Earnings on Bank-owned life Insurance	401	190	188
Other income	180	146	100
Total non-interest income	2,106	1,816	1,695
Non-interest expense
Salaries and related benefits	5,298	5,010	5,604
Occupancy and equipment	1,073	1,098	987
Depreciation and amortization	336	334	341
Federal Deposit Insurance Corporation insurance	214	245	233
Data processing	549	652	606
Professional services	527	720	585
Other expense	1,698	1,523	1,479
Total non-interest expense	9,695	9,582	9,835
Income before provision for income taxes	7,437	7,325	8,061
Provision for income taxes	2,571	2,623	3,121
Net income	$4,866	$4,702	$4,940
Net income per common share:
Basic	$0.90	$0.88	$0.93
Diluted	$0.89	$0.86	$0.91
Weighted average shares used to compute net income per common share:
Basic	5,389	5,357	5,326
Diluted	5,487	5,451	5,425
Dividends declared per common share	$0.18	$0.18	$0.17
Comprehensive income:
Net income	$4,866	$4,702	$4,940
Other comprehensive (loss) income
Change in net unrealized gain on available for sale securities	(303)	16	28
Reclassification adjustment for loss on sale of securities included in net income	—	—	38
Net change in unrealized gain on available for sale securities, before tax	(303)	16	66
Deferred tax (benefit) expense	(126)	6	28
Other comprehensive (loss) income, net of tax	(177)	10	38
Comprehensive income	$4,689	$4,712	$4,978

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2013			December 31, 2012			March 31, 2012
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$5,710	$8	0.56%	$80,884	$66	0.32%	$87,101	$50	0.23%
Investment securities [2,3]	284,429	1,780	2.50%	265,316	1,779	2.68%	198,243	1,710	3.45%
Loans [1,3,4]	1,062,957	13,808	5.20%	1,020,737	14,788	5.67%	1,028,573	15,473	5.95%
Total interest-earning assets [1]	1,353,096	15,596	4.61%	1,366,937	16,633	4.76%	1,313,917	17,233	5.19%
Cash and non-interest-bearing due from banks	28,250			44,225			52,011
Bank premises and equipment, net	9,425			9,173			9,383
Interest receivable and other assets, net	37,892			37,512			34,808
Total assets	$1,428,663			$1,457,847			$1,410,119
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$129,379	$11	0.03%	$160,605	$14	0.03%	$143,159	$44	0.12%
Savings accounts	96,561	8	0.03%	91,609	16	0.07%	78,831	22	0.11%
Money market accounts	432,154	99	0.09%	442,006	145	0.13%	436,333	183	0.17%
CDARS® time accounts	12,866	5	0.16%	22,497	11	0.19%	40,091	32	0.32%
Other time accounts	140,254	232	0.67%	141,375	241	0.68%	149,228	304	0.82%
FHLB fixed-rate and overnight advances [1]	18,513	79	1.71%	15,010	80	2.08%	19,835	107	2.13%
Subordinated debenture [1]	—	—	—%	—	—	—%	5,000	40	3.16%
Total interest-bearing liabilities	829,727	434	0.21%	873,102	507	0.23%	872,477	732	0.34%
Demand accounts	429,335			420,517			384,774
Interest payable and other liabilities	14,892			14,524			14,814
Stockholders' equity	154,709			149,704			138,054
Total liabilities & stockholders' equity	$1,428,663			$1,457,847			$1,410,119
Tax-equivalent net interest income/margin [1]		$15,162	4.48%		$16,126	4.62%		$16,501	4.97%
Reported net interest income/margin [1]		$14,796	4.37%		$15,791	4.52%		$16,201	4.88%
Tax-equivalent net interest rate spread			4.40%			4.53%			4.85%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.